Exhibit 10.8

Change in Control Agreement

Intevac, Inc. (hereafter referred to as “Intevac” or the “Company”) employs you, Cameron McAulay, and desires to provide certain benefits to you in the event of a Change in Control as described herein and your employment terminates thereafter under certain conditions. Accordingly, you and the Company agree as follows:

1.1 For purposes of this Change in Control Agreement (the “Agreement”), the term “Change in Control” has the meaning assigned to it in the Company’s 2020 Equity Incentive Plan.

1.2 Termination after a Change in Control. In the event that within twelve (12) months following a Change in Control, the Company terminates your employment without Cause (as defined below) or you resign for Good Reason (as defined below) (a “Change in Control Termination”), (a) the Company will provide you with severance in the amount of six (6) months of your then existing base salary, paid, less payroll deductions and all required withholdings, in equal installments on the Company’s normal payroll schedule over a period of six (6) months following your termination of employment with the Company, and (b) immediate vesting of each of your then-outstanding Company equity awards as to 100% of the then unvested number of shares subject to each such Company equity award; provided, however, that any Company equity award held by you that, at any time such Company equity award was outstanding, was subject to performance-based vesting, will instead be treated as provided in the award agreement related to such Company equity award. As a precondition of receiving the payments and benefits under this paragraph, you must, upon or following your separation from service, first sign and allow to become effective a general release of claims in favor of the Company in a form acceptable to the Company (the “Release”) and such Release must become effective and irrevocable no later than sixty (60) days following the Change in Control Termination (such deadline, the “Release Deadline”).

If the Release does not become effective by the Release Deadline, or if you do not comply with the terms of the Release, you will forfeit any rights to severance payments or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release actually becomes effective. Notwithstanding the foregoing, your employment with the Company will not be considered to have terminated, and you shall not be entitled to any of the payments and benefits under this paragraph, if you simultaneously or with no break in service are rehired or become an employee of another Intevac Entity; for the avoidance of doubt, in connection with any such simultaneous rehire or transfer, the terms of this Section 1.2 with respect to the termination of your employment with the Company shall apply to your employment with Intevac or such Intevac Entity, as applicable.

1.3 Definition of “Cause”. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (a) your indictment or conviction of any felony or crime involving moral turpitude or dishonesty; (b) your participation in any fraud against the Company or its successor; (c) breach of your duties to the Company or its successor, including, without limitation, persistent unsatisfactory performance of job duties; (d) intentional damage to any property of the Company or its successor; (e) willful conduct that is demonstrably injurious to the Company or its successor, monetarily or otherwise; (f) breach of any agreement with the Company or its successor, including your Proprietary information and Inventions Agreement; or (g) conduct by you that in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve. Physical or mental disability or death shall not constitute Cause hereunder.

1.4 Definition of “Good Reason”. For purposes of this Agreement, your voluntary termination of employment with the company will be considered a termination for “Good Reason” if you resign your employment because one of the following events occurs without your consent: (a) a reduction of your then existing annual base salary by more than ten percent (10%), unless the then existing base salaries of other executive officers of the Company are accordingly reduced; (b) a material reduction in the package of benefits and incentives, taken as a whole, provided to you (not including raising of employee contributions to the extent of any cost increases imposed by third parties), except to the extent that such benefits and incentives of the other executive officers of the Company are similarly reduced; (c) assignment to you of any duties or any limitation of your responsibilities substantially inconsistent with your position, duties, responsibilities and status with the company immediately prior to the date of the Change in Control; or (d) relocation of the principal place of your employment to a location that is more than sixty (60) miles from your principal place of employment immediately prior to the date of the Change in Control. In order for an event to qualify as Good Reason, you must not resign without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of fifteen (15) days following the date of such notice, and such grounds must not have been cured during such time.

1.5 Limitation on Payments. If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on the after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (i) first, any cash payments shall be reduced in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first cash payment to be reduced); (ii) next, any equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code shall be reduced (if two or more equity awards are granted on the same date, each equity award will be reduced on a pro-rata basis); (iii) next, any accelerated vesting of other equity awards shall be reduced in the reverse order of date of grant (i.e., the vesting of the most recently granted equity awards will be reduced first, and if more than one equity award was granted to you on the same date, all such awards will have their acceleration of vesting reduced pro rata); and (iv) finally, reduction of other employee benefits paid or provided to you in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will you have any discretion with respect to the ordering of payment reductions The Company or an accounting firm engaged by the Company, as determined in the sole discretion of the Company shall perform the calculations described above (the Company or accounting firm performing such calculations, the “Calculation Team”). The Company shall bear all expenses with respect to the determinations required to be made hereunder. The Calculation Team engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at the time by you or the Company) or such other time as requested by you or the Company. If the Calculation Team determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the Calculation Team made hereunder shall be final, binding and conclusive upon you and the Company.

2.0 General Timing of Payments

2.1 Any severance payments and benefits under this Agreement will be paid on, or, in the case of installments, will not commence until the sixtieth (60th) day following your separation from service, or, if later, such time as required by Section 3.2 below; provided, however, that any acceleration of vesting of options and restricted stock will be provided on the Release effectiveness date. Except as required by Section 3.2 below, any installment payments or benefits that would have been made to you during the sixty (60) day period immediately following your separation from service but for the preceding sentence will be paid to you on the sixtieth (60th) day following your separation from service and the remaining payments shall be made as provided in the Agreement. In no event will you have discretion to determine the taxable year of payment of any severance payments or benefits.

3.0 Section 409A

3.1 Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until you have a “separation from service” from Intevac within the meaning of Section 409A. Similarly, no severance payment or benefit payable to you, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until you have a “separation from service” from Intevac within the meaning of Section 409A. In no event will you have discretion to determine the taxable year of payment of any Deferred Payments.

3.2 Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your separation from service from Intevac (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following your separation from service from Intevac, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service from Intevac. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service from Intevac, but before the six (6) month anniversary of such separation from service, then any payments delayed in accordance with this Section 3.2 will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

3.3 Any amount paid, or benefit provided under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute a Deferred Payment for purposes of this Agreement. Any amount paid or benefit provided under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute a Deferred Payment for purposes of this Agreement. Any payments or benefits due under this Agreement will be paid as provided under this Agreement, but in no event later than the last day of your second taxable year following your taxable year in which your separation from service from the Company occurs.

3.4 For purposes of this Agreement, the term “Section 409A” means Section 409A of the Code, and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.

3.5 For purposes of this Agreement, “Deferred Payments” means any severance pay or benefits to be paid or provided to you pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.

3.6 For purposes of this Agreement “Section 409A Limit” means two (2) times the lesser of: (x) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding your taxable year of your termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.

3.7 The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be exempt or so comply. You and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to you under Section 409A. In no event will the Company or any successor have any liability or obligation to reimburse or indemnify or hold you harmless for any taxes or costs that may be imposed on or incurred by you as a result of Section 409A.

4.0 General Provisions

4.1 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal and enforceable consistent with the intent of the parties insofar as Possible.

4.2 Entire Agreement. This Agreement, together with the Proprietary Information and Inventions Agreement, constitutes the entire and exclusive agreement between you and the Company, and it supersedes any prior agreement, promise, representation, or statement, written or otherwise, between you and the Company with regard to this subject matter. This Agreement is entered into without reliance or any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in writing signed by you and a duly authorized officer of the Company.

4.3 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the company and your and its respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

4.4 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California.

To indicate your acceptance of the Company’s offer of employment, please sign and date this Agreement and return the signed document to me.

Sincerely,

/s/ Nigel Hunton
Nigel Hunton
President/CEO
Intevac Inc.

Accepted and agreed:
/s/ Cameron McAulay
Signature July 9, 2024